Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 filed with the Securities and Exchange Commission on May 20, 2024, of our report dated January 16, 2024, relating to the consolidated financial statements of Mullen Automotive Inc. as of and for the year ended September 30, 2023 (which report includes an explanatory paragraph regarding the Company’s ability to continue as a going concern).

We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ RBSM LLP

RBSM, LLP

Larkspur, California

May 20, 2024